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EXHIBIT (a)(4)

OFFER BY THE ROTTLUND COMPANY, INC. TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF ITS COMMON STOCK AT
$9.00 NET PER SHARE.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 11:59 P.M., EASTERN TIME,
ON FEBRUARY 22, 2002 (THE "EXPIRATION DATE")
UNLESS THE OFFER IS EXTENDED.

JANUARY 24, 2002

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been appointed by The Rottlund Company, Inc, a Minnesota corporation (the "Company"), to act as Information Agent in connection with the Company's offer to purchase for cash any and all outstanding shares of the common stock, $0.10 a value per share (the "Shares"), of the Company for a price of $9.00 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Company's Offer to Purchase, dated January 24, 2002 (the "Offer to Purchase"), and the related Letters of Transmittal (which, together with the Offer to Purchase and any amendments or supplements hereto or thereto, collectively, constitute the "Offer"), enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

        Enclosed for your information and use are copies of the following documents:

    1.
    Offer to Purchase.

    2.
    Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares.

    3.
    Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to Wells Fargo Bank Minnesota, N.A. (the "Depositary"), by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

    4.
    A letter to shareholders of the Company from the Company.

    5.
    A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

    6.
    Guidelines for Certification of Taxpayer ID Number on Substitute Form W-9.

    7.
    Return envelope addressed to the Depositary.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., EASTERN TIME, ON FEBRUARY 22, 2002, UNLESS THE OFFER IS EXTENDED.

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a Letter of Transmittal (or facsimile thereof) properly completed and duly executed and any other required documents.

        If holders of Shares wish to tender, but cannot deliver their certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described under "The Tender Offer—Procedures for Accepting the Offer and Tendering Shares" in the Offer to Purchase.

        The Company will not pay any fees or commissions to any broker, dealer or other person (other than as described in the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Company will, however, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer and any requests for additional copies of the enclosed material should be addressed to the undersigned at the address and telephone number set forth on the back cover page of the Offer to Purchase.

Very truly yours,
MACKENZIE PARTNERS, INC.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU, OR ANY OTHER PERSON, THE AGENT OF THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENT AND THE STATEMENTS CONTAINED THEREIN.

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OFFER BY THE ROTTLUND COMPANY, INC. TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF ITS COMMON STOCK AT $9.00 NET PER SHARE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON FEBRUARY 22, 2002 (THE "EXPIRATION DATE") UNLESS THE OFFER IS EXTENDED.
JANUARY 24, 2002